EXHIBIT 99.1

BRIGHT MOUNTAIN ACQUISITION CORPORATION ANNOUNCES LAUNCH OF CROWDFUNDING WEBSITE EXCLUSIVELY FOR ACTIVE DUTY MILITARY, VETERANS AND THEIR FAMILY MEMBERS

Boca Raton, FL – September 14, 2015 – Bright Mountain Acquisition Corporation (OTCQB: BMAQ), an owner, acquirer and manager of websites targeted to the military and public safety audiences, today announced the launch of www.MilitaryStarter.com, an online platform designed to help active duty military, veterans and their family members bring their dreams and ideas to fruition and receive support from the general public through crowdfunding campaigns.  Active and retired military members and their families will be able to use the portal to seek funds for a wide variety of purposes, including business ideas, community and personal needs, such as starting or expanding a new business, helping homeless veterans or providing funding for educational and health care needs.

Creators of the crowd funding campaigns will be charged a small fee when registering a campaign with MilitaryStarter.com and MilitaryStarter.com will retain a customary percentage of the funds collected in the campaign. Unlike many crowdfunding sites, there are no minimum amounts which need to be raised for the creators to receive the funding.

To further demonstrate our corporate commitment to the military community, MilitaryStarter.com will donate 10% of the revenue from the platform to select military non-profits that provide services and programs for active and veteran personnel, along with their families.

MilitaryStarter.com is one of 21 websites owned by Bright Mountain Acquisition Corporation, including Popular Military, USMC Life, John Q Public, Welcome Home Blog, War Documentary Films, and BootCamp4Me.  Visitors to our websites which provide targeted content are rapidly growing.  In August 2015 Bright Mountain Acquisition Corporation announced that the company’s portfolio of 20 websites surpassed the five million visitors threshold during July 2015, an increase of approximately five times over the visitors in July 2014.

“Founding MilitaryStarter.com is very personal and near and dear to my heart.” stated W. Kip Speyer, CEO of Bright Mountain Acquisition Corporation.  "My brother was a Marine killed in action during the Vietnam War.  To have this opportunity to create a platform where anyone can give back and provide support to the committed and proud military community is the fulfillment of a long time dream come true”.

MilitaryStarter.com has named the following charities as the first recipients of MilitaryStarter.com’s donations:

Air Force Aid Society  - www.afas.org

Bunker Labs  - http://bunkerlabs.org/

DAV (Disabled American Veterans) Charitable Service Trust - cst.dav.org

Fisher House Foundation - www.fisherhouse.org

Gary Sinise Foundation  - www.garysinisefoundation.org

Home for Our Troops  - www.hfotusa.org

Navy Seal Foundation - www.navysealfoundation.org

Operation Homefront - www.operationhomefront.net

Semper Fi Fund - www.semperfifund.org

Special Operations Warrior Foundation  - www.specialops.org

About Bright Mountain Acquisition Corporation

Bright Mountain Acquisition Corporation owns, acquires and manages websites customized to provide their niche users, primarily military and public safety personnel, with information, news, products, videos and services that is of interest to them. The company’s websites contain a number of sections with mission group oriented information. Visit www.bmaq.com and click contact us.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Acquisition Corporation’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Acquisition Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.